news                                                           UNIT CORPORATION
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                     7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700

For Immediate Release...
July 26, 2005

                  UNIT CORPORATION REPORTS 2005 SECOND QUARTER
                           AND FIRST SIX MONTH RESULTS
                        Second Quarter Net Income Up 96%

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the second quarter and first six months of 2005. Consolidated net income for the second quarter was $39.6 million, or 86 cents per diluted share, on revenues of $189.9 million, compared to 2004's net income of $20.2 million, or 44 cents per diluted share, on revenue of $114.0 million. Revenues increased 67% while net income increased 96% between the comparative quarters. Both net income and revenues are all-time quarterly records for Unit. The dramatic improvement in revenue and net income was attributable to increases in the number of drilling rigs utilized and dayrates, increases in the production of natural gas, and in the prices received for oil and natural gas.
     For the six-month period, the Company reported consolidated net income of $70.3 million, or $1.53 per diluted share, on revenues of $361.4 million, compared to 2004's net income of $35.7 million, or 78 cents per diluted share, on revenues of $215.6 million. The increases were due to a marked improvement in oil and natural gas production and prices, as well as rig utilization and dayrates.

UNIT DRILLING RESULTS
     Contract drilling revenues increased 58% between the comparative second quarters to $105.8 million, primarily due to an increase in dayrates and the number of rigs utilized. The average rig utilization was 100.3 rigs in the second quarter of 2005, up 20% from 2004's second quarter of 83.7 rigs. Currently, Unit has 103 operational rigs, 102 of which are operating under contract. Unit's 104th rig, which is completing construction, is committed to a customer and should be working by the end of July. Unit's 105th rig is under construction and should be operational by the end of the third quarter. Currently, Unit is in the process of securing major components to build its 106th and 107th rigs, both 1,500 horsepower SCR rigs, and has ordered two new rigs, which also will be 1,500 horsepower SCR rigs, to be delivered during the first quarter of 2006. Drilling rig rates for the second quarter averaged $11,298 per day, which was 29% above the comparable quarter of 2004. Operating margins for the second quarter averaged $4,724 per day before elimination of intercompany rig profit of $1.6 million as compared to $2,604 per day before elimination of intercompany rig profits of $1.1 million for 2004. Unit's average dayrate at the end of the second quarter was $11,900.
     Between the comparative first six months, contract drilling revenues increased 55% to $202.5 million with rig utilization increasing to an average of
99.8 rigs operating during the first six months of 2005 as compared to an average 82.6 rigs operating in the first six months of 2004.

UNIT PETROLEUM RESULTS
     Revenues from Unit's oil and natural gas operations increased 34% in the second quarter to $62.0 million due to higher oil and natural gas prices and natural gas production. During the first six months of 2005, oil and natural gas revenues were $118.8 million, an increase of 41% over the same period in 2004. Natural gas production was 7,861 million cubic feet (MMcf) in the second quarter of 2005, while oil production for the same period was 257,000 barrels. Natural gas production was 15,514 MMcf in the first six months of 2005, while oil production for the same period was 537,000 barrels. Equivalent Mcf production was up 18% over the comparative six month periods.
     Average natural gas prices received during the second quarter of 2005 increased 13% to $6.27 per Mcf compared to $5.57 per Mcf during the second quarter of 2004. The average oil price received was $45.79 per barrel in the second quarter of 2005 and $31.12 per barrel in the 2004 comparative quarter, a 47% increase. For the first six months of 2005, average natural gas prices received increased 14% to $5.98 per Mcf compared to $5.24 per Mcf during the first six months of 2004. The average oil price received was $45.15 per barrel in the first six months of 2005 compared to $30.91 per barrel in 2004, a 46% increase. During the first six months of 2005, Unit completed 83 wells with a success rate of 90%, compared to 73 wells completed during the first six months of 2004 with an 86% success rate.

SUPERIOR PIPELINE RESULTS

     On July 29, 2004, Unit purchased the 60% of Superior Pipeline Company LLC that it did not already own for $19.8 million. The operations of Superior Pipeline and Unit's previously existing gas gathering activities are now reflected in the gas gathering and processing segment. Before this acquisition, Unit's 40% interest in the operations of Superior Pipeline was shown as equity in earnings of unconsolidated investments.

     Superior Pipeline is a mid-stream company engaged primarily in the purchasing, gathering, processing and treating of natural gas. The company operates one natural gas treatment plant, owns four processing plants, 35 active gathering systems and 480 miles of pipeline.
     For the second quarter of 2005, Superior Pipeline gathered 121,611 MMBtu's of natural gas per day and processed 31,670 MMBtu's per day. For the first six months of 2005, Superior gathered 114,472 MMBtu's of natural gas per day and processed 31,005 MMBtu's per day.

MANAGEMENT COMMENTS
     "Favorable commodity prices and industry conditions are producing great results and more growth opportunities for Unit," said Larry Pinkston, Chief Executive Officer and President. "In our contract drilling operations, we have ordered two new rigs and continue to construct new rigs while searching for opportunities to acquire rigs to meet the increases in customer demand. Our drilling rig fleet continues to operate at nearly 100% utilization. Our exploration and production operations are on track to drill 220 to 230 wells by year-end, providing rigs are available to drill the wells. On June 15th, we announced the closing of an acquisition of 14.0 Bcfe of proved oil and natural gas reserves. The properties are located in Oklahoma and currently produce 2.5 MMcfe per day. We will continue to consider acquisition opportunities during the remainder of the year. Long-term debt increased by $16.9 million from the first quarter to $94.9 million due primarily to the recent producing property acquisition. Our debt to capitalization ratio remains at a conservative 12%. We are pleased with the industry's present conditions and will continue our emphasis on growing our asset base."

WEBCAST
     Unit will webcast its second quarter earnings conference call live over the Internet on July 26, 2005 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, the timing of the completion of rigs currently under construction, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
               (In thousands except per share and operations data)

                                      Three Months Ended    Six Months Ended
                                           June 30,              June 30,
                                        2005       2004       2005       2004
--------------------------------------------------------------------------------
Statement of Income:
    Revenues:
        Contract drilling            $ 105,825  $  67,110  $ 202,506  $ 130,324
        Oil and natural gas             61,976     46,334    118,840     84,324
        Gas gathering and processing    21,104         58     39,334         88
        Other                              962        526        767        902
                                     ---------- ---------- ---------- ----------
                Total revenues         189,867    114,028    361,447    215,638
                                     ---------- ---------- ---------- ----------
    Expenses:
        Contract drilling:
            Operating costs             64,298     48,364    127,729     94,920
            Depreciation                10,381      7,754     19,991     15,218
        Oil and natural gas:
            Operating costs             12,590     10,496     25,003     20,128
            Depreciation, depletion
              and amortization          14,845     11,535     29,277     21,712
        Gas gathering and processing:
            Operating costs             19,387         20     36,221         35
            Depreciation                   727         21      1,365         38
        General and administrative       3,160      3,103      7,131      5,874
        Interest expense                   585        514      1,272        931
                                     ---------- ---------- ---------- ----------
                Total expenses         125,973     81,807    247,989    158,856
                                     ---------- ---------- ---------- ----------
Income Before Income Taxes              63,894     32,221    113,458     56,782
                                     ---------- ---------- ---------- ----------
Income Tax Expense:
    Current                             12,140      1,556     21,557      2,127
    Deferred                            12,140     10,751     21,557     19,514
                                     ---------- ---------- ---------- ----------
                Total income taxes      24,280     12,307     43,114     21,641
                                     ---------- ---------- ---------- ----------
Equity in Earnings of Unconsolidated
   Investments Net of Income Tax           ---        270        ---        550
                                     ---------- ---------- ---------- ----------
Net Income                           $  39,614  $  20,184  $  70,344  $  35,691
                                     ========== ========== ========== ==========
Net Income Per Common Share:
    Basic                            $    0.86  $    0.44  $    1.53  $    0.78
    Diluted                          $    0.86  $    0.44  $    1.53  $    0.78

Weighted Average Common Shares
  Outstanding:
    Basic                               45,859     45,723     45,829     45,697
    Diluted                             46,094     45,931     46,063     45,887

                                                    June 30,       December 31,
                                                      2005            2004
--------------------------------------------------------------------------------
Balance Sheet Data:
    Current assets                               $     130,732    $    118,601
    Total assets                                 $   1,139,134    $  1,023,136
    Current liabilities                          $      99,761    $     77,176
    Long-term debt                               $      94,900    $     95,500
    Other long-term liabilities                  $      37,760    $     37,725
    Deferred income taxes                        $     226,003    $    204,466
    Shareholders' equity                         $     680,710    $    608,269


                                                        Six Months Ended
                                                             June 30,
                                                      2005             2004
--------------------------------------------------------------------------------
Statement of Cash Flows Data:
    Cash Flow From Operations
      before Changes in Working Capital (1)      $     144,729    $     92,849
    Net Change in Working Capital                      (43,362)          1,325
                                                 --------------   -------------
    Net Cash Provided by Operating Activities    $     101,367    $     94,174
                                                 ==============   =============
    Net Cash Used in Investing Activities        $     109,961    $    164,410
    Net Cash Provided by Financing Activities    $       9,545    $     75,417


                                       Three Months Ended    Six Months Ended
                                           June 30,              June 30,
                                        2005       2004       2005       2004
--------------------------------------------------------------------------------
Contract Drilling Operations
  Data:
    Rigs Utilized                        100.3       83.7       99.8       82.6
    Operating Margins (2)                  39%        28%        37%        27%
    Operating Profit Before
      Depreciation (2) ($MM)         $    41.5  $    18.7  $    74.8  $    35.4

Oil and Natural Gas Operations
  Data:
    Production
        Oil - MBbls                        257        278        537        494
        Natural Gas - MMcf               7,861      6,614     15,514     12,908
    Average Prices
        Oil -- Bbl                   $   45.79  $   31.12  $   45.15  $   30.91
        Natural Gas - Mcf            $    6.27  $    5.57  $    5.98  $    5.24
    Operating Profit Before
      DD&A (2) ($MM)                 $    49.4  $    35.8  $    93.8  $    64.2

Gas Gathering and Processing
  Operations Data:
    Gas Gathering - MMBtu/day          121,611     25,331    114,472     23,719
    Gas Processing - MMBtu/day          31,670         63     31,005         63

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(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.